Exhibit 5.1

September 19, 2012

FMC Technologies, Inc.

5875 North Sam Houston Parkway West

Houston, Texas 77086

Ladies and Gentlemen:

We have acted as counsel to FMC Technologies, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of $300,000,000 aggregate principal amount of 2.00% Senior Notes due 2017 and $500,000,000 aggregate principal amount of 3.45% Senior Notes due 2022 (collectively the “Notes”), to be issued and sold pursuant to the Underwriting Agreement dated September 18, 2012, by and among the Company and the Underwriters named therein (the “Underwriting Agreement”).

The Notes are being offered and sold pursuant to a prospectus supplement dated September 18, 2012 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) on September 19, 2012, to the prospectus dated September 18, 2012, (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-183953) (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are to be issued as securities pursuant to that certain Indenture, to be dated as of September 21, 2012 (the “Base Indenture”), by and between the Company, and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture thereto, each to be dated as of September 21, 2012 (collectively, the “Supplemental Indentures”), by and between the Company and the Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indentures, the “Indenture”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (iii) the Amended and Restated Bylaws of the Company; (iv) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Notes and related matters; (v) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company; (vi) the Underwriting Agreement, a copy of which is being filed with the Commission, together with this opinion of counsel, as an exhibit to the Company’s Current Report on Form 8-K prior to the closing of the sale of the Notes; (vii) forms of the Base Indenture and the Supplemental Indentures and (viii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (a) each of the Base Indenture and Supplemental Indentures has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

B. We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete; (ii) each such document submitted to us as an original is authentic and each such document submitted to us as a copy conforms to an authentic original of such document; (iii) all signatures on each such document examined by us are genuine; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (v) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

C. This opinion is limited in all respects to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

D. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In

giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.